                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of January 31, 2001, among SMITH ACQUISITION COMPANY, a Delaware corporation ("SAC"), SMITH ACQUISITION LICENSE COMPANY, a Delaware corporation ("SAC LICENSEE", together with SAC, "SMITH"), STC BROADCASTING, INC., a Delaware corporation ("STCB"), and STC LICENSE COMPANY, a Delaware corporation ("STC LICENSEE", together with STCB, "STC"), and LIN TELEVISION CORPORATION, a Delaware corporation ("BUYER").

                                    RECITALS

         A. Smith owns television broadcast station WNAC-TV, Providence, Rhode Island (the "STATION"), pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC").

         B. Pending approval by the FCC, SAC shall be merged with and into STCB and SAC Licensee shall be merged with and into STC Licensee (collectively, the "MERGERS"). The term "SELLER" as used in this Agreement shall refer to Smith prior to the consummation of the Mergers and to STC from and after the consummation of the Mergers.

         C. STC has entered into an Asset Purchase Agreement (the "WPRI PURCHASE AGREEMENT") dated as of November 3, 2000, with Clear Channel Broadcasting, Inc. and Clear Channel Broadcasting, Licenses, Inc. (together, "CLEAR CHANNEL"), pursuant to which Clear Channel has agreed to sell to STC, and STC has agreed to acquire from Clear Channel, the assets of WPRI-TV, Providence, Rhode Island ("WPRI").

         D. The WPRI Purchase Agreement contemplates that STC will assign the FCC license for the Station and certain related assets to an FCC qualified assignee in order to permit STC to acquire WPRI in compliance with FCC rules and regulations.

         E. Subject to the terms and conditions set forth herein, Buyer, an FCC qualified assignee, desires to acquire from Seller the FCC license for the Station and certain related assets described herein.

                                    AGREEMENT

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:


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ARTICLE 1: PURCHASE OF ASSETS

         1.1. CONVEYED ASSETS. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the assets, properties, interests and rights of Seller with respect to the Station to the extent set forth below and excluding the Excluded Assets as hereafter defined (the "CONVEYED ASSETS"):

                  (a) the license issued to Seller by the FCC with respect to the Station described on SCHEDULE 1.1(a), including any renewals or modifications thereof between the date hereof and Closing (the "FCC LICENSE");

                  (b) the tangible personal property specifically set forth on
SCHEDULE 1.1(B) (the "TANGIBLE PERSONAL PROPERTY"); and

                  (c) Seller's rights as the owner of the Station under the Joint Marketing and Promotion Agreement (the "LMA") dated June 10, 1996, by and between Seller (as assignee of WNAC Argyle Television, Inc. and Providence Argyle Television, Inc.) and Clear Channel Television, Inc.; PROVIDED, that the Conveyed Assets shall not include the rights acquired by Seller under the LMA from Clear Channel upon the consummation of the WPRI Purchase Agreement.

                  The Conveyed Assets shall be transferred to Buyer free and clear of liens, claims and encumbrances ("LIENS") except for (i) Assumed Obligations (defined in SECTION 1.3), (ii) liens for taxes not yet due and payable, and (iii) any Liens released on or prior to the Closing Date (collectively, "PERMITTED LIENS").

         1.2. EXCLUDED ASSETS. Except for those assets specifically identified in SECTION 1.1, the Conveyed Assets shall not include any other assets, property, interests or rights of any kind or description which are used or held for use (in whole or in part) in the operation of the Station or any other station of Seller (the "EXCLUDED ASSETS"). The Excluded Assets shall remain the property of Seller.

         1.3. ASSUMPTION OF OBLIGATIONS. On the Closing Date, Buyer shall assume the obligations of Seller set forth on SCHEDULE 1.3 (the "ASSUMED OBLIGATIONS") arising after Closing with respect to the Conveyed Assets. Buyer does not assume or agree to discharge or perform, and will not be deemed by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, and Seller shall remain liable for, any liabilities, obligations or commitments of Seller arising from the business or operation of the Station before Closing, or any other obligations or liabilities other than the Assumed Obligations.



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         1.4. PURCHASE PRICE. In consideration for the sale of the Conveyed
Assets to Buyer, in addition to the assumption of the Assumed Obligations, Buyer shall at Closing (defined below) deliver to Seller by wire transfer of immediately available funds, the sum of Two Million, Five Hundred Thousand Dollars ($2,500,000) (the "PURCHASE Price").

         1.5. ALLOCATION. Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Conveyed Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). The allocation shall be determined by mutual agreement of the parties. Buyer and Seller agree to file their federal income tax returns and their other tax returns reflecting such allocation and to use such allocation for accounting and financial reporting purposes.

         1.6. CLOSING. The consummation of the sale and purchase of the Conveyed Assets provided for in this Agreement (the "CLOSING") shall take place on the same day as the closing date under the WPRI Purchase Agreement, subject to the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to ARTICLES 6 and 7 below (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing). Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the "CLOSING DATE."

         1.7. LMA. As of the Closing, the LMA shall remain in full force and effect, with Seller as the owner of WPRI and Buyer as the owner of the Station; PROVIDED, that, effective as of the Closing Date, certain revenue rights and expense obligations pursuant to the LMA shall be adjusted as provided in EXHIBIT A to this Agreement. If for any reason (other than for a willful breach of the LMA by Buyer) the LMA is terminated while Buyer is the owner of the Station, Seller shall be responsible for all costs, expenses and reimbursements due to Buyer under this Agreement including, but not limited to such costs, expenses and reimbursements provided for in EXHIBIT A to this Agreement as if the LMA was still in effect.

         1.8. SELLER'S CALL RIGHT. At any time after the Closing, Seller shall be entitled to provide written notice to Buyer (the "CALL NOTICE") of its election to repurchase the Conveyed Assets from Buyer in consideration for Two Million Five Hundred Thousand Dollars ($2,500,000) (the "PUT/CALL AMOUNT"). The Call Notice shall constitute an irrevocable offer to purchase the Conveyed Assets from Buyer, and upon receipt of the Call Notice, Buyer shall be irrevocably obligated to sell the Conveyed Assets to Seller (or Seller's designee identified in the Call Notice) in consideration for the Put/Call Amount, subject to receipt of all required regulatory approvals, including the




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consent of the FCC to transfer the FCC License from Buyer to Seller (or Seller's designee). The closing of the purchase and sale of the Conveyed Assets to Seller (or Seller's designee) pursuant to this SECTION 1.8 shall occur within a reasonable time following the date upon which all such required regulatory approvals have been obtained and Buyer shall assist Seller in obtaining such required regulatory approvals.

         1.9. BUYER'S PUT RIGHT. If at any time after the Closing (a) Buyer shall determine in its sole reasonable discretion that the ownership of the Conveyed Assets or the operation of the Station proves detrimental for regulatory reasons (including, without limitation, a rule, regulation, or order of the FCC requiring Buyer to divest or transfer the Conveyed Assets) or business reasons and (b) the ownership/operation of the Station by Seller (or one of its affiliates) would not be prohibited by FCC rules or regulations, Buyer shall be entitled to provide written notice (the "PUT NOTICE") of its election to sell the Conveyed Assets to Seller (or Seller's designee) in consideration for the Put/Call Amount. The Put Notice shall constitute an irrevocable offer to sell the Conveyed Assets to Seller (or Seller's designee), and upon receipt of the Put Notice, Seller shall be irrevocably obligated to purchase (or have Seller's designee purchase) the Conveyed Assets from Buyer in consideration for the Put/Call Amount, subject to receipt of all required regulatory approvals, including the consent of the FCC to transfer the FCC License from Buyer to Seller (or Seller's designee). The closing of the sale of the Conveyed Assets pursuant to this SECTION 1.9 shall occur within a reasonable time following the date upon which all such required regulatory approvals are obtained and Seller shall assist Buyer in obtaining such required regulatory approvals.

         1.10. SALE BY BUYER. If at any time after the Closing (a) Buyer shall determine in its sole reasonable discretion that the ownership of the Conveyed Assets or the operation of the Station proves detrimental for regulatory reasons (including, without limitation, a rule, regulation, or order of the FCC requiring Buyer to divest or transfer the Conveyed Assets) or business reasons and (b) Buyer's put right set forth in SECTION 1.9 is not available to Buyer because the condition set forth in SECTION 1.9(B) is not satisfied at such time, then Buyer shall have the right to sell, transfer or otherwise dispose of the Conveyed Assets subject to and in accordance with the terms and conditions of this SECTION 1.10. Buyer shall provide Seller written notice (the "SALE NOTICE") of its intent to exercise the rights granted to it in this SECTION 1.10. Seller shall have thirty (30) days after receiving the Sale Notice to identify a purchaser of the Conveyed Assets or to provide an alternative business transaction to address (to the satisfaction of Buyer) all of Buyer's regulatory or business concerns (the "PROPOSED TRANSACTION"). If (x) Seller shall not have provided the Proposed Transaction within thirty (30) days after receiving the Sale Notice or (y) the Proposed Transaction shall not have been consummated within one hundred fifty (150) days after Seller's receipt of the Sale Notice, then if Buyer's regulatory or business concerns still exist and Buyer's put



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right set forth in SECTION 1.9 is not available to Buyer because the condition set forth in SECTION 1.9(B) is not satisfied at such time, then Buyer shall have the right to sell, transfer or otherwise dispose of the Conveyed Assets to an unrelated third party and Seller shall pay to Buyer the amount by which the Put/Call Amount exceeds the amount received by Buyer in connection with such sale, transfer or disposition (the "DEFICIENCY Amount"). Seller's call right set forth in SECTION 1.8 and Buyer's put right set forth in SECTION 1.9 shall terminate upon the sale, transfer, or other disposition of the Conveyed Assets pursuant to this SECTION 1.10.

ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES

         Seller makes the following representations and warranties to Buyer as of the date hereof and again as of the Closing Date:

         2.1. ORGANIZATION AND STANDING. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above), and is qualified to do business in each jurisdiction in which the Conveyed Assets are located. Seller has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the "SELLER ANCILLARY AGREEMENTS"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         2.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity.

         2.3. NO CONFLICTS. Neither the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements nor the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will conflict with any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject or require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent.

         2.4. FCC LICENSE. Seller is the holder of the FCC License described on
SCHEDULE 1.1(a). The FCC License is in full force and effect and has not been





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

revoked, suspended, canceled, rescinded or terminated and has not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify the FCC License (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, complaint or notice of forfeiture against Seller with respect to the Station. The Station is operating in compliance in all material respects with the FCC License, the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), and the rules, regulations and policies of the FCC.

         2.5. TAXES. Seller has, in respect of the Station's business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

         2.6. PERSONAL PROPERTY. Seller has good and marketable title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. All items of Tangible Personal Property are in good operating condition and adequate repair (ordinary wear and tear excepted).

         2.7. EMPLOYEES. Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station's business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining. There is no (a) unfair labor practice charge or complaint against Seller in respect of the Station's business pending or threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, or (b) strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station's business. Seller has withheld and paid, when and as required, all payroll, social security, and related taxes and obligations that it is required to withhold and pay in connection with its employment of all of the Transferred Employees (as defined in SECTION 5.6 hereof).

         2.8. INSURANCE. Seller maintains insurance policies with respect to the Station and the Conveyed Assets consistent with its practices for other stations, and will maintain such policies until Closing. All premiums for such policies have been paid as billed to date and Seller is in compliance in all material respects with the terms of such policies.

         2.9. COMPLIANCE WITH LAW. Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the operation of the Station including filing all returns, reports, and statements that Seller is





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

required to file with the FCC and the Federal Aviation Administration. There is no action, suit or proceeding pending or threatened against Seller in respect of the Station that will subject Buyer to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Seller's knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Station (except those affecting the broadcasting industry generally).

         2.10. NO FINDER. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Seller or any party acting on Seller's behalf.

ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES

         Buyer hereby makes the following representations and warranties to Seller as of the date hereof and again as of the Closing Date:

         3.1. ORGANIZATION AND STANDING. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above), and is qualified to do business in each jurisdiction in which the Conveyed Assets are located. Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "BUYER ANCILLARY AGREEMENTS"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity.

         3.3. NO CONFLICTS. Neither the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the approval,



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


consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent.

         3.4. QUALIFICATION. (a) Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC, (b) under existing law and the existing rules, regulations, policies and procedures of the FCC, Buyer is not disqualified from being an assignee of the FCC License or as the owner and operator of the Station, (c) no waiver of any FCC rule or policy is necessary for the FCC Consent to be obtained, and (d) there is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

         3.5. NO FINDER. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf.


ARTICLE 4: SELLER COVENANTS

         4.1. SELLER'S COVENANTS. Seller covenants and agrees with respect to the Station that, between the date hereof and the Closing Date, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:

                  (a) operate the Station in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders and the LMA;

                  (b) not, sell, lease or dispose of or agree to sell, lease or dispose of any of the Conveyed Assets, or create, assume or permit to exist any Liens upon the Conveyed Assets, except for Permitted Liens;

                  (c) not, enter into any employment agreement with or amend or modify the compensation and benefits payable to any employee of Seller with respect to the Station;

                  (d) maintain the existing insurance policies on the Conveyed Assets or other policies providing substantially similar coverages until the Closing Date;

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                  (e) upon reasonable notice, give Buyer reasonable access
during normal business hours to the Conveyed Assets, and furnish Buyer with information relating to the Conveyed Assets that Buyer may reasonably request; PROVIDED that such rights of Buyer under this SECTION 4.1(E) shall not be exercised in such a manner as to interfere unreasonably with the business of the Station; and

                  (f) not breach in any material respect its representations and warranties set forth in ARTICLE 2.

ARTICLE 5: JOINT COVENANTS

         Buyer and Seller hereby covenant and agree that between the date hereof and Closing:

         5.1. CONFIDENTIALITY.

                  (a) Subject to the requirements of applicable law and except as provided in SECTION 5.1(B), Buyer and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement ("CONFIDENTIAL INFORMATION"); PROVIDED that, the parties hereto may furnish such Confidential Information to their employees, agents and representatives who reasonably need to know such Confidential Information (including their financial and legal advisers, their banks and other lenders) (collectively, "REPRESENTATIVES"); PROVIDED, HOWEVER, the disclosing party shall be responsible for all actions or omissions of such Representatives with regard to Representatives' breach of this SECTION 5.1. Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement, and not for any competitive purpose or advantage detrimental to the other party hereto or any of its affiliates. If the transactions contemplated hereby are not consummated for any reason, each party shall (i) return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information (and any derivative work product) obtained from such other party in connection with this Agreement and the transactions contemplated hereby, and (ii) provide, upon request, a written confirmation that all Confidential Information (and derivative work product) has been returned to the other party, and that the Confidential Information was used solely in connection with the transactions contemplated by this Agreement.

                  (b) No party shall be required to keep confidential or return any Confidential Information which: (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known through no fault of the receiving party or its agents; (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. Seller and its affiliates may, in accordance with their respective legal obligations (including but not limited to filings permitted or required by the applicable securities laws or any securities market) make such filings and public statements and announcements as necessary or appropriate in connection with this Agreement and the transactions contemplated hereby.

         5.2. COOPERATION. Subject to express limitations contained elsewhere herein, each party (a) shall cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, (b) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect, and (c) shall not take any action that would materially hinder or otherwise materially delay the consummation of the transactions contemplated in SECTIONS 1.8, 1.9, and 1.10.

         5.3. CONTROL OF STATION. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station prior to the Closing Date. Consistent with FCC rules, control, supervision and direction of all Station operations prior to the Closing Date shall remain the responsibility of Seller as the holder of the FCC License.

         5.4. FCC APPLICATION. As soon as reasonably practicable (but in no event later than five (5) business days after the date of this Agreement) Seller and Buyer shall file an application with the FCC requesting the FCC's written consent to the assignment of the FCC License from Seller to Buyer pursuant to this Agreement. Seller and Buyer shall thereafter prosecute such application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain a favorable conclusion with regard to such application. Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to such applications, shall furnish all information required by the FCC, and shall be represented at all meetings or hearings scheduled to consider such applications. The FCC's written consent to the assignment of the FCC License contemplated hereby is referred to herein as the "FCC CONSENT." Seller and Buyer each agree to comply with any condition imposed on them by any FCC Consent, except that neither shall be required to comply with a condition if such condition requires such party to divest any of its direct or indirect assets. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to the application for any FCC Consent and any requests for reconsideration or review of any FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement pursuant to its right under SECTION 10.1 hereof, the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under SECTION
10.1 hereof.

         5.5. UPDATED SCHEDULES. Seller shall promptly disclose in writing to Buyer, and Buyer shall promptly disclose in writing to Seller, any information contained in their respective representations and warranties or any of the Schedules hereto which, because of an event occurring after the date of this Agreement, is incomplete or is no longer correct such that the respective conditions set forth in SECTION 7.1 or SECTION 6.1, as the case may be, would not be satisfied.

         5.6. EMPLOYEES.

                  (a) At Closing, Buyer shall hire the two (2) employees at the Station to be designated in writing by Seller prior to the Closing Date (the "TRANSFERRED EMPLOYEES") at their current salaries. With respect to the Transferred Employees, to the extent permitted by law, Seller shall provide Buyer access to its personnel records and such other information as Buyer may reasonably request prior to Closing. With respect to the Transferred Employees, Seller shall be responsible for the payment of all compensation and accrued employee benefits payable by it until Closing and thereafter Buyer shall be responsible for all compensation obligations payable by it. To the extent permitted by law and in accordance with Buyer's business practice, Buyer shall cause Transferred Employees to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Sections 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate; PROVIDED, HOWEVER, that the Transferred Employees and their spouses and dependents shall be eligible for coverage under Buyer's welfare benefit plans immediately after Closing (and shall not be excluded from coverage on account of any pre-existing condition). To the extent applicable, for purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which the Transferred Employees may be eligible after Closing, Buyer shall treat that service with Seller or any prior owner of the Station or WPRI as equivalent to service with Buyer. In addition and to the extent permitted by law, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Transferred Employee and dependents for the current plan year under a plan maintained by Seller. Buyer shall grant credit to each Transferred Employee for all unused sick leave accrued as of Closing as an employee of Seller. Buyer shall discharge Seller's obligations for the payment of all unused vacation leave accrued by the Transferred Employees as of Closing;

PROVIDED that Seller shall reimburse Buyer for such payments in accordance with EXHIBIT A.

                  (b) As of the Closing Date and to the extent permitted by law, Buyer shall cause its 401(k) plan to permit Transferred Employees who participate in the Seller's 401(k) plan to elect to make direct rollovers of their account balances in Seller's 401(k) plan into the Buyer's 401(k) plan, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer's 401(k) plan; PROVIDED, that, such action is in full compliance with the terms of Buyer's 401(k) plan and all applicable law and regulations, including the Code, as of the date of the proposed rollover.

ARTICLE 6: SELLER CLOSING CONDITIONS

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         6.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects. Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section have been satisfied.

         6.2. FCC CONSENT. The FCC Consent shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         6.3. WPRI ACQUISITION. The Closing (as defined in the WPRI Purchase Agreement) shall have occurred or shall be occurring simultaneously with the Closing under this Agreement.

         6.4. NO PROHIBITIONS. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits Seller or Buyer from consummating the transactions contemplated by this Agreement.


ARTICLE 7: BUYER CLOSING CONDITIONS

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section have been satisfied.

         7.2. FCC CONSENT. The FCC Consent shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         7.3. RELATED TRANSACTIONS. The "Closing" as defined in the WPRI Purchase Agreement and the "Closing" as defined in the Loan Agreement between STCB and Buyer of even date herewith shall have occurred or shall be occurring simultaneously with the Closing under this Agreement.

         7.4. NO PROHIBITIONS. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits Seller or Buyer from consummating the transactions contemplated by this Agreement.


ARTICLE 8: CLOSING DELIVERIES

         8.1. SELLER DOCUMENTS. At Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (a) certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                  (b) the certificate described in SECTION 7.1;

                  (c) one hundred thousand dollars ($100,000) by wire transfer of immediately available funds to an account designated by Buyer in payment of the first annual installment of the LMA Fee provided for in EXHIBIT A which payment shall be nonrefundable; and

                  (d) such bills of sale, assignments and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Conveyed Assets to Buyer, free and clear of Liens, except for Permitted Liens.

         8.2. BUYER DOCUMENTS. At Closing, Buyer shall deliver or cause to be delivered to Seller:

                  (a) the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                  (b) the certificate described in SECTION 6.1;

                  (c) such documents and instruments of assumption as may be necessary to assume the Assumed Obligations; and

                  (d) the Purchase Price in accordance with SECTION 1.4 hereof.


ARTICLE 9: SURVIVAL; INDEMNIFICATION

         9.1. SURVIVAL. The covenants, agreements, representations and warranties in this Agreement shall survive Closing for a period of two (2) years from the Closing Date or the period during which the LMA remains in effect, whichever is greater, whereupon they shall expire and be of no further force or effect, except those under (a) this SECTION 9.1 that relate to Damages (defined below) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved and (b) SECTIONS 1.3 (Assumed Obligations), 1.5 (Allocation), 1.7 (LMA), 1.8 (Seller's Call Right), 1.9 (Buyer's Put Right), 1.10 (Sale by Buyer) and 10.3 (Expenses), and indemnification obligations with respect to such provisions, which shall survive until performed.

         9.2. INDEMNIFICATION.

                   (a) From and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, claims, suits, actions, judgments, liabilities and expenses, including reasonable attorneys' fees and expenses ("DAMAGES") incurred by Buyer arising out of or resulting from: (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Seller in this Agreement or default by Seller under this Agreement; (ii) the business or operation of the Station or ownership of the Station before the Closing Date; or (iii) any taxes owed by Seller for any period prior to the Closing Date.

                   (b) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from: (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement or default by Buyer under this

Agreement; (ii) the Assumed Obligations or the business or operation of the Station after the Closing Date or (iii) any taxes owed by Buyer for any period following the Closing Date.

         9.3. PROCEDURES. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "CLAIM"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

                  (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                  (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "DISPUTED CLAIMS" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court with proper jurisdiction determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any legally binding arbitration proceeding determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed;
(iii) a written termination of the dispute with respect to such claim signed by the parties thereto; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

ARTICLE 10: MISCELLANEOUS PROVISIONS

         10.1.  TERMINATION.  This Agreement may be terminated as follows:

                  (a) by mutual written consent of Buyer and Seller;

                  (b) at any time prior to Closing, by written notice of Buyer to Seller if Seller (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

                  (c) at any time prior to Closing, by written notice of Seller to Buyer if Buyer (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below); or

                  (d) automatically upon termination of the WPRI Purchase Agreement.

         The term "CURE PERIOD" as used herein means a period commencing the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or
(ii) the Closing Date; PROVIDED, HOWEVER, that if the breach or default cannot reasonably be cured within such period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, SECTION 10.3 shall survive any termination of this Agreement.

         10.2. REMEDIES. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("BREACHING PARTY"), monetary damages alone will not be adequate to compensate the non-breaching party ("NON-BREACHING PARTY") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

         10.3. EXPENSES. Seller shall pay all reasonably necessary or appropriate costs and expenses actually incurred by Buyer and Seller in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement including, but not limited to, all costs and expenses (a) to obtain FCC approval of the proposed transaction and any governmental filings, including filings required under the Communications Act and (b) incurred in connection with the consummation of the transactions contemplated in SECTIONS 1.8, 1.9 and 1.10. Buyer shall submit statements regarding such costs and expenses to Seller and Seller shall remit payment to Buyer or as directed by Buyer within thirty (30) days of receiving such statement from Buyer.

         10.4. FURTHER ASSURANCES. After Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good title to the Conveyed Assets, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

ARTICLE 11: GENERAL PROVISIONS

         11.1. ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party hereto. This Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto.

         11.2. AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         11.3. HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         11.4. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

         11.5. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as set forth below (or to such other address as any party may request by written notice):

Notices to Seller:           STC Broadcasting, Inc.
                             720 Second Avenue South
                             St. Petersburg, FL  33701
                             Attention: David A. Fitz
                             Facsimile: (727) 821-8092
with a copy (which shall not        Hogan & Hartson L.L.P.
constitute notice) to:              8300 Greensboro Drive
                                    Suite 1100
                                    McLean, Virginia 22102
                                    Attention:  Richard T. Horan, Jr.
                                    Facsimile: (703) 610-6200

Notices to Buyer:                   LIN Television Corporation
                                    4 Richmond Square
                                    Providence, Rhode Island 02906
                                    Attention: Deborah Jacobson
                                    Facsimile: (401) 454-0089

with a copy (which shall not        Covington & Burling
constitute notice) to:              1201 Pennsylvania Avenue, NW
                                    Washington, DC 20004-2401
                                    Attention:  Ralph C. Voltmer, Jr.
                                    Facsimile: (202) 778-5479

         11.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         11.7. NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         11.8. SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         11.9. BULK TRANSFER LAWS. Buyer hereby waives compliance with the provisions of any applicable bulk transfer laws. Seller shall indemnify Buyer for any and all costs or expenses that Buyer incurs as a result of this waiver.

         11.10. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first set forth above.

                          SELLER:

                          SMITH ACQUISITION COMPANY

                          By:  /s/ DAVID A. FITZ
                               -----------------------------------------
                                   David A. Fitz
                                   Chief Financial Officer and Secretary

                          SMITH ACQUISITION LICENSE
                          COMPANY

                          By:  /s/ DAVID A. FITZ
                               -----------------------------------------
                                   David A. Fitz
                                   Chief Financial Officer and Secretary

                          STC BROADCASTING, INC.

                          By:  /s/ DAVID A. FITZ
                               -----------------------------------------
                                   David A. Fitz
                                   Chief Financial Officer and Secretary

                          STC LICENSE COMPANY

                          By:  /s/ DAVID A. FITZ
                               -----------------------------------------
                                   David A. Fitz
                                   Chief Financial Officer and Secretary

                          BUYER:

                          LIN TELEVISION CORPORATION


                          By:  /s/ DEBORAH R. JACOBSON
                               -----------------------------------------
                                   Name: Deborah R. Jacobson
                                   Title: Vice President
                                   Corporate Development & Treasurer